Exhibit 99.1

Contacts:

For More Information:
At Applied Imaging Corp: Barry Hotchkies, CFO 408-562-0250	At Financial Relations Board: Tricia Ross 310-407-6540

FOR IMMEDIATE RELEASE:

APPLIED IMAGING ANNOUNCES FIRST QUARTER 2004 RESULTS

Santa Clara, CA, May 17, 2004 – Applied Imaging Corp. (Nasdaq:AICX) today announced financial results for the first quarter ended March 31, 2004.

Revenues in the first quarter of 2004 were $4.8 million, a decrease of 10% from the record $5.4 million in revenues reported in the first quarter of 2003. Gross Profit was $3.0 million, compared with $3.3 million in the year-ago period. As a percentage of revenue, gross profit increased to 62% in the first quarter of 2004 from the 60% reported for the first quarter of 2003. Net loss for the first quarter of 2004 was $671,000 or $0.04 loss per share, compared with a net loss of $268,000, or $0.02 loss per share, in the first quarter of 2003.

The Company generated cash from operations totaling $599,000 in the first quarter of 2004 compared to consuming $213,000 in cash during the first quarter of 2003 due primarily to effective management of working capital.

“This was a challenging quarter,” said Carl Hull, Applied Imaging Chief Executive Officer. “We were not able to match last year’s record first quarter sales due primarily to weakness in some of our overseas markets. However, our domestic business was strong and we shipped one of the largest single orders in our history at over $500,000. We continued to be successful in selling our OncoPath™ systems to the pharmaceutical, research and international markets with eight OncoPath™ placements in the quarter.”

“We have made substantial progress on several key operational milestones,” continued Mr. Hull. “We raised over $4 million of new capital in April. These funds strengthen our financial position and will allow accelerated development of our OncoPath™ systems and related products. In the first quarter, we received FDA clearances to market three more of our Ariol™ applications. Finally, we generated a strong gross profit percent of 62% in the quarter, above our target for 2004.”

First Quarter Earnings Conference Call Information

Applied Imaging management will hold a conference call today at 8:00 A.M. PDT/11:00 A.M. EDT to present an overview of the Company’s first quarter 2004 results. The teleconference can be accessed by calling 800-219-6110 or 303-262-2125 at least five minutes prior to the beginning of the call. The webcast will be available live on the Internet at the Company’s Web

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Applied Imaging Announces First Quarter 2004 Results

May 17, 2004

site, www.aicorp.com, under Investor Relations. A replay of the call will be available through May 24, 2004, by dialing 800-405-2236 or 303-590-3000, passcode 579941. A replay of the webcast will be available online through the Company’s Web site for 30 days.

About Applied Imaging

Applied Imaging Corp., based in Santa Clara, California, is the leading supplier of automated imaging systems utilized in genetics and pathology laboratories throughout the world for the analysis of chromosomes in cancer and prenatal disorders. The Company markets a range of imaging systems for fluorescence and brightfield microscopy applications, including the Company’s Ariol™, MDS™, SPOT™, CytoVision®, PowerGene® and QUIPS® product lines. Applied Imaging has installed in excess of 3,500 systems in over 1,000 laboratories in more than 60 countries.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning the Company’s financial results for the first quarter of 2004, and anticipated accelerated development of our OncoPath™ systems and related products are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management’s current, preliminary, expectations and are subject to risks and uncertainties, which may cause the Company’s actual results to differ materially from the statements contained herein. The Company’s quarterly financial results, as discussed in this release, are unaudited, and subject to adjustment. Further information on potential risk factors that could affect the Company’s business and its financial results are detailed in the Company’s filings with the Securities and Exchange Commission, including the form 10-K for the year ended December 31, 2003. The forward-looking statements in this news release are made as of May 17, 2004 and Applied Imaging is under no obligation to revise or update the forward-looking statements.

For additional information on Applied Imaging visit the Company’s website at http://www.aicorp.com.

-Financial Tables Follow-

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Applied Imaging Announces First Quarter 2004 Results

May 17, 2004

Applied Imaging Corp. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	Three months ended March 31,
	2004	2003
Revenues	$4,849	$5,415
Cost of revenues	1,840	2,164

Gross profit	3,009	3,251

Operating expenses:
Research and development	891	847
Sales and marketing	1,707	1,855
General and administrative	1,037	813

Total operating expenses	3,635	3,515

Operating loss	(626)	(264)
Other expense, net	(45)	(4)

Net loss	$(671)	$(268)

Net loss per share
—basic and diluted	$(0.04)	$(0.02)

Weighted average shares outstanding
—basic and diluted	15,962	15,913

Condensed Consolidated Balance Sheets (Unaudited, in thousands)
	March 31, 2004	December 31, 2003
ASSETS
Cash, cash equivalents and restricted cash	$2,028	$2,225
Other current assets	7,091	7,996
Property and equipment, net	818	812
Other assets	2,416	2,382

Total assets	$12,353	$13,415

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$8,294	$8,650
Other liabilities	430	467
Stockholders’ equity	3,629	4,298

Total liabilities and stockholders’ equity	$12,353	$13,415

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